Exhibit 99.1

SWS Announces Fourth Quarter and Fiscal 2010 Results

DALLAS, August 30, 2010 – SWS Group, Inc. (NYSE: SWS) today reported a net loss of $305,000 for its fiscal 2010 fourth quarter, or 1 cent per diluted share, on net revenues of $89.3 million, compared with net income of $3.6 million, or diluted earnings per share (EPS) of 13 cents, on net revenues of $99.0 million in the fourth quarter of fiscal 2009.

For the 2010 fiscal year, the company reported a net loss of $2.9 million, or 10 cents per diluted share, on net revenues of $367.0 million, compared to net income of $23.6 million, or diluted EPS of 86 cents, on net revenues of $381.6 million for fiscal 2009.

“Our brokerage segments performed well and all showed improved results from the third quarter in spite of very difficult economic conditions,” said James H. Ross, chief executive officer of SWS Group, Inc. “Our banking segment, while significantly improved from the third quarter, continued to address declines in commercial real estate values.”

Net revenues declined $9.7 million in the fourth quarter of fiscal 2010 from the fourth quarter of fiscal 2009 to $89.3 million primarily driven by lower commissions and trading profits in the taxable fixed income business unit.

Operating expenses were down $4.2 million in the fourth quarter, despite a $5.8 million increase in the banking segment’s loan loss provision. Variable compensation expense was the primary driver of the operating expense reduction.

Net revenues were down $14.7 million in fiscal 2010 from fiscal 2009, driven in large part by a $21.5 million decrease in commissions and a $7.0 million decline in net interest. The decrease in commission revenue was primarily due to lower taxable fixed income commissions in the institutional segment as a result of tighter spreads and reduced market volatility. The decrease in net interest resulted from lower spreads in

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the institutional segment’s securities lending business and reduced investment in tax-exempt auction rate bonds in the municipal business.

The decrease in net revenue in fiscal 2010 versus fiscal 2009 was partially offset by a $6.5 million increase in net gains on principal transactions and an $8.9 million increase in other revenue. Net gains on principal transactions increased primarily due to an increase in the number of financings and higher retail municipal sales trading volume. The increase in other revenue was primarily due to a $2.7 million increase in insurance product sales, a $3.5 million increase in the value of deferred compensation plan assets, and a $4.0 million increase related to a limited partnership venture capital fund—which posted a $1.3 million gain in fiscal 2010 compared to a $2.7 million loss in fiscal 2009.

Operating expenses for fiscal 2010 increased $28.3 million over the previous year to $371.5 million. The largest factor in the increase was a $45.1 million loan loss provision in the banking segment, representing a $31.8 million increase from fiscal 2009. The elevated loan loss provision was driven by market conditions in Texas and a subsequent deterioration in the bank’s commercial real estate loan portfolio.

The increase in the loan loss provision and a $4.8 million increase in other expenses in fiscal 2010 were partially offset by a $9.6 million decrease in commissions and other employee compensation expense, primarily in the institutional segment, as a result of lower revenues.

Banking Segment

The bank’s net revenues for the fiscal 2010 fourth quarter were $20.6 million compared to $20.0 million for the fourth quarter of last year. The $10.7 million loan loss provision resulted in a $3.6 million pretax loss for the fourth quarter of fiscal 2010, as compared to pretax income of $4.7 million in the same period of the prior fiscal year.

The bank’s net revenue rose 15 percent to $76.4 million in fiscal 2010 from $66.7 million in fiscal 2009, while the segment reported a pretax loss of $17.8 million for the 2010 fiscal year. Net interest revenue increased $10.9 million, primarily due to an 8 percent increase in loan volume over the previous fiscal year and a 10 basis point increase in the net yield. The bank’s operating expenses increased 70 percent to $94.2 million in fiscal 2010 from $55.4 million in fiscal 2009, led by the $31.8 million loan loss provision increase.

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The total loan loss provision for fiscal 2010 was $45.1 million, bringing the bank’s loan loss allowance to $35.1 million or 2.96 percent of loans held for investment, at June 30, 2010. Non-performing assets at the bank were 5.26 percent of total assets, or $93.7 million, at June 30, 2010, compared to 3.6 percent of total assets, or $56.1 million, at June 30, 2009.

Subsequent to the end of the 2010 fiscal year, the bank entered into an informal agreement with the Office of Thrift Supervision regarding the bank’s operations in the coming months. The agreement provides, among other things, that the bank must maintain a Tier 1 core capital ratio of 8 percent and a total risk-based capital ratio of 12 percent, adopt and execute a plan to reduce classified assets, and limit certain real estate lending until the bank’s concentration in real estate lending is reduced. Management believes it has taken appropriate actions to meet the terms of the agreement.

Clearing Segment

Net revenues from the clearing segment were $5.7 million in the fiscal 2010 fourth quarter, down slightly from last year’s fourth quarter. Pretax income of $592,000 was down 40 percent from the fourth quarter of fiscal 2009, primarily due to an increase in legal expenses during the quarter.

Net revenues from the clearing segment were $21.0 million in fiscal 2010, compared to $26.6 million in the prior fiscal year. Pretax income fell from $5.2 million in fiscal 2009 to a pretax loss of $5.3 million in fiscal 2010. While the number of tickets processed fell substantially from the prior year, revenue per ticket in fiscal 2010 was $4.46, compared to $1.23 for fiscal 2009. Net interest revenue in the clearing segment was up 9 percent as compared to fiscal 2009, driven by higher spreads earned on customer deposits. Other revenue, made up primarily of fees from money market funds, was down $5.1 million for fiscal 2010 from fiscal 2009. This decrease was primarily due to a reduction in short-term interest rates. Operating expenses in the segment were up $5.0 million in fiscal 2010 over fiscal 2009, due in large part to a $6.3 million loss incurred on a correspondent’s short sale of securities in the first quarter of fiscal 2010. The increase in operating expenses was partially offset by decreases in information technology expenses, as well as commissions and other employee compensation.

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Retail Segment

The retail segment’s increase in net revenues for the fourth quarter of fiscal 2010, combined with cost savings from the integration of the company’s California operations, led to an $891,000 pretax profit versus a $2.1 million loss in the fourth quarter of fiscal 2009.

Net revenues in the retail segment increased 3 percent to $110.6 million in fiscal 2010 from $107.5 million in fiscal 2009, while pretax income improved to $219,000 from a $2.4 million loss in the prior fiscal year. A $4.5 million increase in commission revenue and a $2.7 million increase in insurance product sales led the increase in net revenues. Advisory fees decreased by $5.5 million, primarily due to the closing of Tower Asset Management, LLC on June 30, 2009. Total customer assets were $12.6 billion at June 25, 2010, compared to $11.5 billion at June 26, 2009. Assets under management were $517.0 million at June 25, 2010, compared to $419.0 million at June 26, 2009, excluding Tower Asset Management, LLC. Net interest revenue for fiscal 2010 increased 28 percent over fiscal 2009 due to an increase in the spread earned on customer deposits. Operating expenses in the retail segment increased by less than 1 percent over the prior fiscal year, primarily due to higher commissions and other employee compensation expense.

Institutional Segment

While down from the results posted in the fourth quarter of fiscal 2009, the institutional segment finished fiscal 2010 strong with net revenue of $35.8 million and pretax income of $11.4 million.

Net revenues from the institutional segment in fiscal 2010 were $158.0 million, and pretax income totaled $53.2 million. Net revenues decreased 16 percent and pretax income fell 24 percent from fiscal 2009’s record high of $188.0 million and $69.7 million, respectively. Tighter spreads and lower market volatility in the last nine months of fiscal 2010 led to decreased commissions in the taxable fixed income business as compared to fiscal 2009. A $7.7 million increase in investment banking fees partially offset the decrease in commissions. Net gains from principal transactions rose 20 percent in fiscal 2010 over fiscal 2009 to $41.6 million, largely due to a larger number of financings in the municipal business and an increase in municipal sales trading volume. The spread earned on securities lending declined 64 basis points in fiscal 2010 as compared to fiscal 2009 due to continuing low interest rates, which contributed to a 54 percent decrease in net interest revenue for fiscal 2010 as compared to fiscal 2009. Operating expenses in the

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institutional segment were down 11 percent in fiscal 2010 as compared to fiscal 2009. Factors contributing to the lower expenses included a $5.4 million write-off of a counterparty exposure included in the prior fiscal year, as well as a decrease in commission and other employee compensation.

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

FINANCIAL STATEMENTS FOLLOW

Segment Results

(In thousands)

	Fiscal 2010		Fiscal 2009		4th Quarter 2010		4th Quarter 2009
		Pretax		Pretax		Pretax		Pretax
		Income		Income		Income		Income
	Net Revenue	(Loss)	Net Revenue	(Loss)	Net Revenue	(Loss)	Net Revenue	(Loss)
Clearing	$21,041	$(5,305)	$26,565	$5,233	$5,694	$592	$5,793	$985
Retail	110,578	219	107,518	(2,425)	27,951	891	26,520	(2,144)
Institutional	157,977	53,222	187,970	69,714	35,841	11,438	46,133	17,335
Banking	76,409	(17,826)	66,710	11,281	20,621	(3,644)	20,030	4,703
Other consolidated entities	966	(34,862)	(7,142)	(45,374)	(767)	(9,462)	533	(15,629)

Consolidated	$366,971	$(4,552)	$381,621	$38,429	$89,340	$(185)	$99,009	$5,250

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SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 25, 2010 and June 26, 2009

(In thousands, except par values and share amounts)

	June 25, 2010	June 26, 2009
Assets
Cash and cash equivalents	$27,190	$96,253
Assets segregated for regulatory purposes	284,827	313,153
Receivable from brokers, dealers and clearing organizations	1,889,400	1,892,739
Receivable from clients, net of allowances	216,574	158,032
Loans held for sale	424,055	262,780
Loans, net	1,154,065	1,138,602
Securities owned, at market value	245,587	175,030
Securities held to maturity	87,140	6,237
Securities purchased under agreements to resell	30,507	21,622
Goodwill	7,552	7,552
Securities available for sale	1,388	4,094
Other assets	162,406	122,945

Total assets	$4,530,691	$4,199,039

Liabilities and Stockholders’ Equity
Short-term borrowings	$110,000	$10,000
Payable to brokers, dealers and clearing organizations	1,819,995	1,853,544
Payable to clients	420,672	426,300
Deposits	1,488,425	1,292,366
Securities sold under agreements to repurchase	12,389	4,462
Securities sold, not yet purchased, at market value	67,594	53,236
Drafts payable	27,346	27,457
Advances from Federal Home Loan Bank	132,821	117,492
Other liabilities	68,055	73,825

Total liabilities	4,147,297	3,858,682

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,342,190 shares at June 25, 2010; issued 28,309,139 and outstanding 27,262,923 shares at June 26, 2009	3,331	2,831
Additional paid-in capital	326,462	271,131
Retained earnings	61,893	75,918
Accumulated other comprehensive income – unrealized holding gain, net of tax	304	180
Deferred compensation, net	3,176	2,639
Treasury stock (969,950 shares at June 25, 2010 and 1,046,216 shares at June 26, 2009, at cost)	(11,772)	(12,342)

Total stockholders’ equity	383,394	340,357

Total liabilities and stockholders’ equity	$4,530,691	$4,199,039

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SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three and twelve months ended June 25, 2010 and June 26, 2009

(In thousands, except per share and share amounts)

	Three Months Ended June 25, 2010	Three Months Ended June 26, 2009	Twelve Months Ended June 25, 2010	Twelve Months Ended June 26, 2009
Revenues:
Net revenues from clearing operations	$2,752	$2,767	$10,584	$11,541
Commissions	37,481	43,589	157,460	179,003
Interest	37,666	48,534	156,063	211,873
Investment banking, advisory and administrative fees	9,650	8,654	35,833	36,382
Net gains on principal transactions	9,110	12,703	41,361	34,831
Other	3,909	5,897	20,926	12,047

Total revenue	100,568	122,144	422,227	485,677
Interest expense	11,228	23,135	55,256	104,056

Net revenues	89,340	99,009	366,971	381,621

Non-Interest Expenses:
Commissions and other employee compensation	54,551	61,580	229,411	239,003
Occupancy, equipment and computer service costs	8,581	8,648	34,277	32,994
Communications	3,321	3,289	13,246	13,124
Floor brokerage and clearing organization charges	1,021	832	3,960	3,497
Advertising and promotional	976	1,432	4,032	4,547
Provision for loan loss	10,698	4,880	45,118	13,323
Other	10,377	13,098	41,479	36,704

Total non-interest expenses	89,525	93,759	371,523	343,192

Income (loss) before income tax expense	(185)	5,250	(4,552)	38,429
Income tax expense (benefit)	120	1,642	(1,659)	14,798

Net income (loss)	(305)	3,608	(2,893)	23,631
Net gain recognized in other comprehensive income	146	3,980	124	1,374

Comprehensive income (loss)	$(159)	$7,588	$(2,769)	$25,005

Earnings per share – basic
Net income (loss)	$(0.01)	$0.13	$(0.10)	$0.86

Weighted average shares outstanding – basic	32,531,846	27,434,907	30,252,732	27,429,382

Earnings per share – diluted
Net income (loss)	$(0.01)	$0.13	$(0.10)	$0.86

Weighted average shares outstanding – diluted	32,531,846	27,490,640	30,252,732	27,508,585

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CONTACT: Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com